UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

UNICO AMERICAN CORPORATION

(Name of Issuer)

COMMON STOCK, NO PAR

(Title of Class of Securities)

904607108

(CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒    Rule 13d-1 (b)

☐    Rule 13d-1 (c)

☐    Rule 13d-1 (d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

13G

CUSIP No. 904607108	Page 2 of 11 Pages

1	NAME OF REPORTING PERSON SS or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warren E. Buffett

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [_]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen

	5	SOLE VOTING POWER NONE

NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 392,302

EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER NONE

	8	SHARED DISPOSITIVE POWER 392,302

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 392,302

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%

12	TYPE OF REPORTING PERSON* IN, HC

13G

CUSIP No. 904607108	Page 3 of 11 Pages

1	NAME OF REPORTING PERSON SS or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Berkshire Hathaway Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [_]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

	5	SOLE VOTING POWER NONE

NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 392,302

EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER NONE

	8	SHARED DISPOSITIVE POWER 392,302

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 392,302

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%

12	TYPE OF REPORTING PERSON* HC, CO

13G

CUSIP No. 904607108	Page 4 of 10 Pages

1	NAME OF REPORTING PERSON SS or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Re Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [_]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

	5	SOLE VOTING POWER NONE

NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 392,302

EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER NONE

	8	SHARED DISPOSITIVE POWER 392,302

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 392,302

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%

12	TYPE OF REPORTING PERSON* HC, CO

13G

CUSIP No. 904607108	Page 5 of 10 Pages

1	NAME OF REPORTING PERSON SS or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON National Re Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [_]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

	5	SOLE VOTING POWER NONE

NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 392,302

EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER NONE

	8	SHARED DISPOSITIVE POWER 392,302

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 392,302

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%

12	TYPE OF REPORTING PERSON* HC, CO

13G

CUSIP No. 904607108	Page 6 of 10 Pages

1	NAME OF REPORTING PERSON SS or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON National Reinsurance Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [_]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

	5	SOLE VOTING POWER NONE

NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 392,302

EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER NONE

	8	SHARED DISPOSITIVE POWER 392,302

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 392,302

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1%

12	TYPE OF REPORTING PERSON* IC, CO

Page 7 of 10 Pages

SCHEDULE 13G

Item 1.

(a)	Name of Issuer

UNICO AMERICAN CORPORATION

(b)	Address of Issuer’s Principal Executive Offices

23251 Mulholland Drive, Woodland Hills, California 91364

Item 2.

(a)	Name of Person Filing

WARREN E. BUFFETT

BERKSHIRE HATHAWAY INC.

GENERAL RE CORPORATION

NATIONAL RE CORPORATION

NATIONAL REINSURANCE CORPORATION

(b)	Address of Principal Business Office or, if none, Residence

1440 Kiewit Plaza, Omaha, Nebraska 68131

(c)	Citizenship

Warren E. Buffett

— UNITED STATES CITIZEN

Berkshire Hathaway Inc., General Re Corporation, National Re Corporation and National Reinsurance Corporation

— DELAWARE CORPORATIONS

(d)	Title of Class of Securities

COMMON STOCK, NO PAR

(e)	CUSIP Number

904607108

Item 3.    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., General Re Corporation and National Re Corporation are each a Parent Holding Company or Control Person, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7).

National Reinsurance Corporation is an Insurance Company as defined in section 3(a)(19) of the Act.

The Reporting Persons together are a Group in accordance with Rule 13d-1(b)(ii)(J).

Item 4.    Ownership

If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a)	Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

Page 8 of 10 Pages

(b)	Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote

(ii)	shared power to vote or to direct the vote

(iii)	sole power to dispose or to direct the disposition of

(iv)	shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Instruction:    For computations regarding securities which represents a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5.    Ownership of Five Percent or Less of a Class

Not Applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

See Exhibit A.

Item 8.    Identification and Classification of Members of the Group

See Exhibit A.

Item 9.    Notice of Dissolution of Group

Not Applicable

Item 10.    Certification

Not Applicable

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2004 Date /s/ WARREN E. BUFFETT Signature Warren E. Buffett Name	February 13, 2004 Date /s/ MARC D. HAMBURG Signature Marc D. Hamburg, Vice President and CFO Name/Title BERKSHIRE HATHAWAY INC.

February 13, 2004 Date /s/ TIMOTHY T. MCCAFFREY Signature Timothy T. McCaffrey, Secretary Name/Title NATIONAL REINSURANCE CORPORATION

February 13, 2004

Date

/s/  WILLIAM GASDASKA

Signature

William Gasdaska, Senior Vice President and CFO

Name/Title

GENERAL RE CORPORATION

February 13, 2004

Date

/s/    RICHARD G. MCCARTY

Signature

Richard G. McCarty, Assistant Secretary

Name/Title

NATIONAL RE CORPORATION

Page 9 of 10 Pages

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

General Re Corporation

National Re Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Reinsurance Corporation

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G amendment in connection with their beneficial ownership of the Common Stock of UNICO American Corporation.

Dated: February 13, 2004	/s/ WARREN E. BUFFETT
Warren E. Buffett

BERKSHIRE HATHAWAY INC.

Dated: February 13, 2004	/s/ MARC D. HAMBURG
By: Marc D. Hamburg Title: Vice President and CFO

GENERAL RE CORPORATION

Dated: February 13, 2004	/s/ William Gasdaska
By: William Gasdaska Title: Senior Vice President and CFO

NATIONAL RE CORPORATION

Dated: February 13, 2004	/s/ RICHARD G. MCCARTY
By: Richard G. McCarty Title: Assistant Secretary

NATIONAL REINSURANCE CORPORATION

Dated: February 13, 2004	/s/ TIMOTHY T. MCCAFFREY
By: Timothy T. McCaffrey Title: Secretary